Exhibit 99.1

NEWS RELEASE

Medgenics Announces Annual Renewal of Rare and Orphan Disease Research Collaboration with The Children’s Hospital of Philadelphia

•	Annual option exercised to extend collaboration
•	First development candidate advancing to Phase 2/3 development in 2016
•	Additional programs expected in 2016

PHILADELPHIA, PA (December 22, 2015) - Medgenics, Inc. (NYSE MKT: MDGN) today announced the annual renewal of its major research collaboration with the Center for Applied Genomics (CAG) at The Children’s Hospital of Philadelphia (CHOP) focused on pediatric rare and orphan genetic diseases. The goal of the collaboration is to accelerate the development of transformational new therapies for these underserved patients.

“We are excited to enter the second year of our relationship with CAG following an incredibly productive first year,” stated Michael Cola, Chief Executive Officer of Medgenics. “Working with CAG, we have the opportunity to leverage novel genetic discoveries to progress our genomic medicine strategy. These insights provide us the ability to identify unique populations of rare and orphan disease patients, and to acquire and develop therapeutics that are likely to benefit these patients. We look forward to announcing one or more additional development candidates arising from the collaboration in 2016.”

The research collaboration leverages the unique strengths of both organizations. The biobank at CAG is home to one of the largest biorepositories of pediatric genetic data in the world. Access to the rich genetic information in the CAG biobank uniquely enables CHOP and Medgenics researchers to work rapidly and efficiently to identify new rare and orphan disease targets and accelerate the development of novel therapies into clinical stage programs.

“CHOP created its Center for Applied Genomics, led by Hakon Hakonarson, M.D., Ph.D., to better understand the genetic basis for disease, and we continue to broaden this vision through important collaborations such as this one with Medgenics,” said Bryan A. Wolf, M.D., PhD, Chief Scientific Officer and Executive Vice President at CHOP. “With our pediatric biobank, we bring to this collaboration access to one of the world’s largest libraries of novel targets and insights into rare genetic diseases affecting children everywhere.”

“The mission of Medgenics is to rapidly deliver transformational therapies to those suffering from serious rare and orphan diseases around the world, especially sick children. Our collaboration with CHOP and their impressive scientific, genomic and clinical resources enables us to focus our efforts and technology to translate the latest data and insights into new treatments,” stated Garry Neil, MD, Chief Scientific Officer of Medgenics. “The research collaboration has already led to Medgenics’ decision earlier this year to acquire the NFC-1 program, which is currently in development for mGluR-positive Attention Deficit Hyperactivity Disorder (ADHD) and 22q Deletion Syndrome.”

About Medgenics, Inc.

Medgenics is dedicated to unlocking the potential of genomic medicine to identify and treat patients with life-altering conditions. Its efforts, including its internal research and development and ongoing sponsored research and licensing agreements with a well-respected pediatric academic medical center, give Medgenics the ability to focus on the underlying genetic pathway of pediatric diseases with the goal of finding therapeutic solutions for subpopulations of both children and adults living with rare and other difficult-to-treat diseases. Medgenics is the developer of TARGTTM (Transduced Autologous Restorative Gene Therapy), a proprietary platform for the sustained production and delivery of therapeutic proteins, monoclonal antibodies and peptides in patients using ex vivo gene therapy and their own tissue for the treatment of rare and orphan diseases. For more information, visit the Company's website at www.medgenics.com.

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning, "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

Contacts:

Medgenics, Inc.
John Leaman
john.leaman@medgenics.com

Brian Piper

Brian.piper@medgenics.com

Stern Investor Relations

Beth DelGiacco

212-362-1200

Beth@sternir.com